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                             Wiseman/Silva Run/TIPI

                            SHARE PURCHASE AGREEMENT

                  THIS AGREEMENT is made this 20th day of August, 1996

BETWEEN:

                  JOHN M. WISEMAN of the City of Toronto, in the Province of Ontario

                  (the "Purchaser")

                                     - and -

                  SILVA RUN WORLDWIDE LIMITED a corporation governed by the laws of the British Virgin Islands (the "Owner"), by Coutts & Co AG, New York Branch, pursuant to the authority granted to it by the Owner under that certain General Loan and Collateral Agreement executed by the Owner dated January 11, 1995 (the "Loan Agreement")

                  WHEREAS, the Owner is the beneficial owner of 495,000 common shares (the Shares") of The Instant Publisher Inc. (the "Company");

                  AND WHEREAS, the Owner has pledged the Shares to Coutts, as security for a loan (the "Loan") made by Coutts to the Owner to finance the acquisition of the Shares by the Owner pursuant to the Loan Agreement;

                  AND WHEREAS, the Loan Agreement provides, among other things, that in the event of a default thereunder, Coutts may sell, or resell in one or more sales, all or any portion of the property ("Collateral") pledged to it as security for the obligations of the Owner under the Loan Agreement, at any broker's board or public or private sale;

                  AND WHEREAS, the Loan Agreement further provides that Coutts may at any time, whenever it deems necessary or desirable, in its own name or in the name of the Owner, endorse, assign, convey and transfer any and all of the Collateral;

                  AND WHEREAS, the Shares form part of the Collateral;

                  AND WHEREAS, the Owner is in default of its obligations under the Loan Agreement;
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                  AND WHEREAS, the Purchaser and Coutts have entered into the
Wiseman Master Agreement dated August 19, 1996 (hereinafter the "Master Agreement") pursuant to which the Purchaser has agreed to enter into this Agreement to purchase the Shares, Coutts has agreed to loan to the Purchaser the amount to be paid as the purchase price in respect of the sale of the Shares hereunder and Coutts agreed to cause the Owner to enter into this Agreement to sell the Shares.

                  NOW THEREFORE the parties agree as follows:

1.       PURCHASE AND SALE

         The Owner hereby sells, assigns and transfers to the Purchaser and the Purchaser hereby purchases from the Owner as of the date hereof (the "Effective Date") all the right, title and interest of the Owner in and to the Shares for an aggregate purchase price equal to $185,625 (the "Purchase Price") and on and subject to the terms and conditions set forth in this Agreement and the Master Agreement.

2.       PAYMENT OF PURCHASE PRICE AND DEEMED DELIVERY OF THE SHARES

         (a)      Payment of Purchase Price

                  The Purchase Price shall be satisfied by Coutts crediting an amount equal to the Purchase Price as a repayment on behalf of the Owner to the balance outstanding under the Loan on the Effective Date. If the Purchase Price exceeds the balance outstanding under the Loan, including principal, interest and all other amounts owing thereunder, the amount of such excess shall be paid by Coutts to the Owner as soon as the full amount of the Loan has been repaid and discharged.

         (b)      Deemed Delivery of Purchased Shares

                  On payment of the Purchase Price in the manner set forth in paragraph (a) above, Coutts shall instruct the transfer agent for the Company to issue certificates representing the Shares in the name of the Purchaser. The certificates shall be retained by Coutts and held as security under the Share Pledge (as defined in the Master Agreement) duly endorsed in blank for transfer or with a stock transfer power of attorney duly executed by the Purchaser.
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3.       AGREEMENT TO OPERATE AS CONVEYANCE

         This Agreement shall operate as an actual conveyance, transfer, assignment and setting over of all the right, title and interest of the Owner in and to the Shares as of the date of this Agreement.

4.       GENERAL

         (a)      Time

                  Time shall be of the essence of this Agreement.

         (b) Governing Law; Choice of Forum, Service of Process; Jury Trial; Waivers

                  This Agreement shall be subject to the provisions in the Master Agreement relating to governing law, choice of forum, service of process, jury trials and waivers.

         (c)      Successors and Assigns

                  This Agreement shall enure to the benefit of and be binding upon the respective parties hereto and their successors and permitted assigns.

         (d)      Currency

                  All references to money amounts are to United States currency.

         (e)      Confidentiality

                  This Agreement shall be subject to the provisions contained in section 6.5 of the Master Agreement relating to confidentiality.
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IN WITNESS WHEREOF, the Owner and the Purchaser have executed this Agreement by the signatures of their proper officers duly authorized in that behalf.

                                       BY COUTTS & CO AG, NEW YORK BRANCH,
                                       IN THE NAME OF THE OWNER, PURSUANT TO
                                       THE AUTHORITY GRANTED TO IT IN THE LOAN
                                       AGREEMENT

                                       By: /s/  Peter Cawdron
                                          ------------------------------------


                                          /s/ John M. Wiseman
                                          ------------------------------------
                                           John M. Wiseman